UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 17, 2021

(Date of earliest event reported)

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 17th Street, Suite 1050

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IPI	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, Intrepid Potash Inc. (“Intrepid”) has been involved in a multi-year adjudication proceeding in the Fifth Judicial District Court for the County of Chaves in the State of New Mexico regarding the validity of Intrepid’s water rights from the Pecos River. On August 17, 2021, the Fifth Judicial District Court, which serves as the adjudication court for the Pecos Stream System, ruled that all of Intrepid’s Pecos River water rights, except for 150 acre feet per year for salt processing use, were either forfeited or abandoned before 2017. Based on the ruling, Intrepid no longer has water rights available for commercial use from the Pecos River. Intrepid reserves the right to appeal the ruling and is reviewing its options.

Intrepid relied primarily upon the Pecos River to deliver water under a long-term sales contract with a customer, which had a $32.5 million outstanding contract liability as of June 30, 2021. Intrepid has worked closely with this customer since the inception of this proceeding, especially over the past 18 months while these water rights have been unavailable, and will continue to work with this customer on methods to satisfy its obligations through additional services or sources of water, or repay the contract liability. As of the date of this filing, Intrepid has sufficient liquidity to satisfy this obligation, if necessary, without a material adverse effect to its operations.

Intrepid’s Caprock and South Ranch water rights were not part of the adjudication process in this proceeding, and Intrepid has sufficient water to continue its current mining operations and to meet its other sales obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: August 19, 2021	By:	/s/ Matthew D. Preston
Matthew D. Preston
Vice President of Finance